UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEDALLION FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
BIMIZCI Fund LLC Warnke Investments LLC ZimCal Asset Management LLC Stephen Hodges Eric Kelly John Kiernan Timothy Shanahan
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
-with copies to-
Peter D. Fetzer Foley & Lardner LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BIMIZCI FUND LLC
BIMIZCI Publishes Rebuttal to Medallion Financial’s Investor Presentation
Visit https://restoretheshine.com/materials
BIMIZCI Fund LLC, together with Warnke Investments LLC, ZimCal Asset Management LLC, and Stephen Hodges (collectively, "BIMIZCI"), published a Rebuttal Deck definitively disproving most of Medallion Financial’s claims in its recent Investor Presentation, or adding context that Medallion intentionally omitted.   BIMIZCI provided a point-by-point response to Medallion Financial's May 2026 investor presentation. Focused on data and the verifiable record, the rebuttal takes Medallion's central claims including — "record earnings," "historic value creation," and a "miniscule" stake — and sets each against the facts: total shareholder returns that lag the peer group over almost every period when measured correctly; a core consumer business with charge-offs at 15-year highs; a $73.5 million SBA loan default; a "miniscule stake" that now represents the 4th largest institutional position; earnings distorted by non-recurring items; and a 65-page presentation that never mentions the SEC fraud case, the permanent injunction, the $4 million in penalties, or Mr. Murstein's stipulated admissions.
The presentation tells stockholders the company is performing; the record tells a different story.
BIMIZCI is currently the 4th largest institutional stockholder in Medallion Financial, holding 500,205 shares of common stock (as of May 28, 2026), and also owns $15 million par value of the Company's trust preferred securities. BIMIZCI is soliciting proxies on its BLUE proxy card in support of its three independent director nominees, Eric Kelly, John Kiernan, and Timothy Shanahan, for election as Class III directors at the Company's June 9, 2026 Annual Meeting. Stockholders are directed to vote at https://restoretheshine.com/vote and to BIMIZCI's proxy solicitor, Sodali & Co LLC.
Important Information
BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, and Stephen Hodges (collectively, “BIMIZCI”) have nominated individuals as nominees to the board of directors of Medallion Financial Corp. (the “Company”) and intend to solicit votes for the election of those individuals, Eric Kelly, John Kiernan, and Timothy Shanahan as members of the Company’s board of directors (the “Nominees”).  BIMIZCI will send a definitive proxy statement, proxy card and related proxy materials to shareholders of the Company seeking their support of the Nominees at the Company’s 2026 annual meeting of stockholders.  Stockholders are urged to read the definitive proxy statement and proxy card because they contain important information about the Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and proxy card and other documents filed by BIMIZCI with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  Shareholders may also direct a request to Sodali & Co LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing zimcal@info.sodali.com.
Participants in Solicitation
The following persons are participants in the solicitation by BIMIZCI: BIMIZCI Fund LLC, Warnke Investments LLC, ZimCal Asset Management LLC, Stephen Hodges, Eric Kelly, John Kiernan, and Timothy Shanahan.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. BIMIZCI filed a definitive proxy statement under cover of Schedule 14A on May 8, 2026 (the “Definitive Proxy Statement”). Information regarding the participants and their interests is contained in the Definitive Proxy Statement.